Schedule I

Directors and Executive Officers

Unless otherwise indicated, the business address of each director, executive officer and employer is c/o Uber Technologies, Inc., 1725 3rd Street San Francisco, CA 94158. Unless otherwise indicated, each director and executive officer is a citizen of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYER ADDRESS, IF APPLICABLE
Dara Khosrowshahi	Chief Executive Officer and Director of Uber Technologies, Inc.
Andrew Macdonald(1)	President and Chief Operating Officer of Uber Technologies, Inc.
Balaji Krishnamurthy(2)	Chief Financial Officer of Uber Technologies, Inc.
Tony West	Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.
Jill Hazelbaker	President & Chief Corporate Affairs Officer of Uber Technologies, Inc.
Ronald Sugar	Former Chairman and CEO of Northrop Grumman
Revathi Advaithi	CEO of Flex Ltd., 12515-8 Research Blvd, Suite 300, Austin, TX 78759
Turqi Alnowaiser(3)	Deputy Governor and Head of International Investments Division of The Public Investment Fund, The Public Investment Fund Tower, King Abdullah Financial District (KAFD), Al Aqiq district, Riyadh 13519, Kingdom of Saudi Arabia
Nikesh Arora	Chairman and CEO of Palo Alto Networks Inc., 3000 Tannery Way, Santa Clara, CA 95054
Ursula Burns	Co-founder of Integrum Holdings, LP, 55 Hudson Yards, 27th Floor, New York, NY 10001
Robert Eckert	Operating Partner of FFL Partners, LLC, 333 Bush Street, Suite 1450, San Francisco, CA 94104
Amanda Ginsberg	Operating Partner of Advent International, Prudential Tower, 800 Boylston Street, Boston, MA 02199
John Thain	Founding Partner of Pine Island Capital Partners LLC, Pine Island New Energy Partners LLC, 1200 Brickell Avenue, Miami FL 33131
Alexander Wynaendts(4)	Former CEO and Chairman of Aegon NV

(1) Mr. Macdonald is a citizen of Canada

(2) Mr. Krishnamurthy is a citizen of India

(3) Mr. Alnowaiser is a citizen of the Kingdom of Saudi Arabia

(4) Mr. Wynaendts is a citizen of the Netherlands